CODE OF ETHICS
                                       FOR
                        COMMERCE FUNDS INVESTMENT ADVISOR

PREAMBLE:

Pursuant to Rule 17j-1 under the Investment Company Act of 1940 (the "Act"), Commerce Bank, N.A. (St. Louis) and Commerce Bank, N.A. (Kansas City) (collectively, the "Investment Advisor"), serving as Investment Advisor to The Commerce Funds, a registered investment company (the "Funds"), has adopted a Code of Ethics for the purpose of relaying its expectation that its officers and employees will conduct their personal investment activities in accordance with
(1) the duty at all times to place the interests of the Funds' shareholders first, (2) the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility, and (3) the fundamental standard that Investment Advisor personnel should not take inappropriate advantage of their positions.

The Code of Ethics requires, among other things, the Investment Advisor's "Access Persons" (as defined below) to disclose securities transactions in "reportable securities" (also defined below) with respect to which such person is the "beneficial owner" (also defined below).

I.   STATEMENT OF GENERAL PRINCIPLES:

     The Rule prohibits fraudulent practices by persons affiliated with the Funds and its Investment Advisor (as well as Commerce Bancshares, Inc., or any of its other subsidiaries). The Rule provides that any such person, "in connection with the purchase or sale directly or indirectly by such person of a security HELD or TO BE HELD" by such funds, may not:

     a)   employ any device, scheme or artifice to defraud such funds;

     b) make any untrue statement of material fact or material omission to such funds;

     c) engage in any act, practice, or cause of business that operates or would operate as fraud or deceit upon such funds; and

     d)   engage in any manipulative practice with respect to such funds.

     e)   disclose material non-public information about accounts or activities.

II.  PERSONAL SECURITIES TRANSACTIONS:

     As noted above, the Rule requires every investment company registered under the Act to adopt a written code of ethics containing provisions reasonably designed to prevent any act, practice or course of business prohibited by the Rule, and to institute procedures reasonably necessary to prevent violations of such code.

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A.   DEFINITIONS:

     ACCESS PERSON: Defined under the Act to include each director, officer, general partner, or advisory person (as defined below) of such investment company or investment adviser.

     ADVISORY PERSON: Defined under the Act to include any employee of such investment company or investment adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains concurrent information regarding the purchase or sale of a security by the Funds, or a portfolio thereof, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and any person in a control relationship to the Funds, or a portfolio thereof.

     The  Investment   Adviser  has  further   defined   "access   person",   by
     responsibility, into three separate classes:

     LEVEL I

     Any employee whose responsibilities, or knowledge, directly or indirectly involves them in investment decision-making for The Commerce Funds. These individuals would include: (i) portfolio managers; (ii) analysts; (iii) traders; (iv) investment strategy committee members; (v) assistants who support portfolio managers, analysts, and traders; (vi) supervisory and management personnel who supervise each group identified above; and, (vii) any other individual, who in the ordinary course of business, makes, participates in, or obtains advance information regarding the purchase or sale of "reportable securities" of The Commerce Funds.

     LEVEL II

     Any employee who has no direct responsibility for actions which directly or indirectly influence the decision-making process of the Funds, but who has concurrent knowledge, or is reasonably capable of obtaining concurrent knowledge, of the investment decisions affecting the Funds. These individuals would include: (i) Trust Executive Committee members of the St. Louis and Kansas City Banks; (ii) administrative department heads; (iii) compliance personnel; (iv) individuals with access to investment/trading systems; (v) proprietary mutual fund personnel; (vi) or any other individual who obtains, or is reasonably capable of obtaining, portfolio information concurrent with investment activities of the Funds.

     LEVEL III

     Any employee who, as a result of his or her presence in the fiduciary environment, might obtain non-public information about investment decisions of the Funds, and any other person who gains access to non-public information designated for fiduciary purposes.

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     REPORTABLE  SECURITIES:  Those  securities  in which  any of the  Funds may permissibly invest under the Funds' current prospectuses and Statement of Additional Information, except: (i) securities issued or guaranteed by the U.S. Government; (ii) bankers' acceptances; (iii) bank certificates of deposit (iv) commercial paper; and (v) shares of registered open-end investment companies (mutual funds).

     BENEFICIAL   OWNER:  A  person  should  consider  himself  or  herself  the
     "beneficial owner" of any securities over which he or she, directly or indirectly, controls the decision process over a securities transaction for
     (i) a spouse,(ii) minor children,(iii) a relative who shares his or her home and (iv) for any other person if, by contract, understanding, relationship, agreement or other arrangements, he or she obtains from such securities, benefits substantially equivalent to those of ownership, or (v) any situation where he or she directly or indirectly controls the decision process even if not a beneficial owner. A person should also consider himself or herself the "beneficial owner" of securities if he or she can vest or revest title in himself or herself now or in the future.

     APPROVED SECURITIES LISTS: Lists maintained by the Investment Adviser reflecting those securities available for investment by The Commerce Funds, or the Commerce Bank Investment Management Group.

B.   REPORTING REQUIREMENTS:

     All "access persons" will be required to disclose personal "reportable securities" holdings at the time of hire and annually thereafter. All "access persons" will also be required to submit a quarterly transaction report, within 10 calendar days of each calendar quarter end, identifying all transactions in "reportable securities" for which he or she had, or obtained, "beneficial ownership". If there was no activity in such securities during the quarter, the report must be filed indicating that no transactions in "reportable securities" occurred during the most recent calendar quarter. Each "access person" is also required to certify annually that he or she understands and is in compliance with the Code of Ethics.

     All "access persons" are prohibited from receiving compensation from outside sources for providing reciprocal business with the Funds. Such compensation will include, but is not limited to investment property (real estate), partnerships and commodities.

     All "access persons" must report transactions in "reportable securities" if that person had any direct or indirect influence or control over that transaction and that person had, or by reason of such transaction acquired, any direct or indirect beneficial ownership in the security, in accordance with the following provisions:

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     LEVEL I

     Prior to making any transaction in "Approved List" securities, Level I employees must submit a written request to the Trust Compliance Manager for approval of the transaction. Without preclearance, Level I employees will be prohibited from transacting "Approved List" securities. All "reportable securities" transactions will be required to take place through Commerce Brokerage Services, Inc. or through a PRE-APPROVED third-party broker, with duplicate confirmations sent to the Trust Compliance Manager.

     Level I employees will be required to submit quarterly transaction reports to the Trust Compliance Manager for all transactions in "reportable securities". Monthly brokers statements may be substituted for the quarterly reports.

     Level I employees are prohibited from the purchase of Initial Public Offerings, and investments in private placement offerings must be pre approved by the Trust Compliance Manager. Level I employees are prohibited from profiting on short-term (less than 60 days) trading activities in "Approved List" securities, with the exception of options held clearly to hedge a long-term (greater than 60 days) holding. Level I employees are prohibited from serving as an officer or director of a publicly traded company without prior approval from the Trust Compliance Manager.

     LEVEL II

     All transactions in "reportable securities", by employees assigned to Level II will be required to take place with Commerce Brokerage Services, Inc., or any other PRE-APPROVED broker, with duplicate confirmations provided to the Trust Compliance Manager. Level II employees will be required to submit a quarterly transaction report to the Trust Compliance Manager for all transactions in "reportable securities". Monthly brokers statements may be substituted for the quarterly report.

     Level II employees are prohibited from serving as an officer or director of a publicly traded company without express prior approval from the Trust Compliance Manager.

     LEVEL III

     Level III employees are responsible for submitting a quarterly transaction report to the designated compliance representative of all transactions in "reportable securities".

C.   ADDITIONAL   REQUIREMENTS   AND  RESTRICTIONS  FOR  MUTUAL  FUND  PORTFOLIO
     MANAGERS:

     All Mutual Fund Portfolio Managers, in addition to the Level I reporting requirements, will be subject to a 15 day "black out" period during which they are prohibited from personally trading any security on the "Approved Securities" list which applies to the Fund they manage. The "black out" period begins seven calendar days prior to a Fund transaction and ends seven calendar days thereafter.

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D.   REPORTING TO THE COMMERCE FUNDS BOARD OF TRUSTEES:

     The Investment Adviser will make periodic reports (but no less than annually) to the Funds' Board of Trustees. The reports will include at least the following information:

     *    reports of violations of the Investment Adviser's Code of Ethics;

     *    summaries  of  existing  procedures   concerning  personal  securities
          transactions and any changes in the procedures made during the preceding year; and,

     * recommended changes to existing procedures based upon the experience of the adviser, industry practices, or development in applicable laws or regulations.

E.   COMMERCE BANCSHARES, INC. CODE OF ETHICS:

     Violations of this Code of Ethics, or any provision thereof, or the Code of Ethics adopted by the Board of Directors of Commerce Bancshares, Inc., shall be grounds for appropriate sanctions, including dismissal and, if appropriate, prosecution by Commerce. All material violations of this code and any sanctions imposed with respect hereto shall be reported periodically to the Funds' Board of Trustees.

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